Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Four Seasons Education (Cayman) Inc.

(Exact Name of Registrant as Specified in Its Charter)

Cayman Islands	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

Room1301, Zi’an Building, 309 Yuyuan Road, Jing’an District, Shanghai

People’s Republic of China

+86-21-6317-6177

(Address of Principal Executive Offices and Zip Code)

2025 Share Incentive Plan

(Full Title of the Plan)

CT Corporation System

28 Liberty Street,

New York, New York 10005

+1 (212) 894-8940

(Address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Yi Zuo Director and Chief Executive Officer Four Seasons Education (Cayman) Inc. Room 1301, Zi'an Building 309 Yuyuan Road, Jing'an District Shanghai 200040 People’s Republic of China +86-21-6317-6177	Steve Lin, Esq. Han Kun Law Offices LLP Rooms 4301-10, 43/F., Gloucester Tower The Landmark 15 Queen’s Road Central Hong Kong +852 2820 5600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information*

Item 2. Registrant Information and Employee Plan Annual Information*

* Information required by Part I of the Form S-8 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The documents containing information specified in this Part I of Form S-8 will be separately provided to the participants covered by the Plan, as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are incorporated by reference herein:

(a) The Registrant’s annual report on Form 20-F for the fiscal year ended February 28, 2025 filed with the Commission on June 26, 2025 pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and

(b) The description of the Registrant’s Ordinary Shares contained in its registration statement on Form 8-A (File No. 001-38264) filed with the Commission on October 27, 2017, including any amendment and report filed for the purpose of updating that description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the effective date of this Registration Statement, prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered hereby have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents.

Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences or committing a crime. Under the Registrant’s second amended and restated memorandum and articles of association, to the maximum extent permissible by applicable law, every director and officer of the Registrant (but not including its auditors) shall be indemnified and secured harmless against all actions, proceedings, costs, charges, losses, damages, expenses or liabilities incurred or sustained by them, other than by reasons of their own dishonesty, wilful default or fraud, in or about the conduct of the Registrant's business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of their duty, powers, authorities or directions, including without prejudice to the generality of the foregoing, any cost, expenses, losses or liabilities incurred by them in defending (whether successfully or otherwise) any civil proceedings concerning the Registrant or its affairs in any court whether in the Cayman Islands or elsewhere.

Pursuant to the indemnification agreements, the form of which is filed as Exhibit 10.3 to the Registrant’s registration statement on Form F-1, as amended (File No. 333-220951), the Registrant has agreed to indemnify its directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer of the Registrant.

The underwriting agreement, the form of which is filed as Exhibit 1.1 to the Registrant’s registration statement on Form F-1, as amended (File No. 333-220951), also provides for indemnification of the Registrant and its officers and directors.

The Registrant currently carries liability insurance for its directors and executive officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption From Registration Claimed

Not applicable

Item 8. Exhibits.

See the Index to Exhibits attached hereto.

Item 9. Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement; and

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

FOUR SEASONS EDUCATION (CAYMAN) INC.

EXHIBIT INDEX

Exhibit Number	Description
4.1

Second Amended and Restated Memorandum and Articles of Association of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant’s registration statement on Form F-1 (File No. 333-220951) filed with the Commission on October 13, 2017)

4.2

Registrant’s Specimen Certificate for Ordinary Shares (incorporated by reference to Exhibit 4.2 to the Registrant’s registration statement on Form F-1 (File No. 333-220951) filed with the Commission on October 13, 2017)

4.3

Form of Deposit Agreement among the Registrant, Deutsche Bank Trust Company Americas and the holders and beneficial owners of the American depositary shares issued thereunder (incorporated by reference to Post-Effective Amendment No. 1 to the Registration Statement on Form F-6 (Registration No. 333-221179) filed with the Commission on June 21, 2022)

5.1*	Opinion of Maples and Calder (Hong Kong) LLP regarding the validity of Ordinary Shares being registered
10.1*	2025 Share Incentive Plan
23.1*	Consent of Marcum Asia CPAs LLP., Independent Registered Public Accounting Firm
23.2*	Consent of Maples and Calder (Hong Kong) LLP (included in Exhibit 5.1)
24.1*	Power of Attorney (included on signature page)
107*	Filing Fee Table

* Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the People’s Republic of China on July 16, 2025.

Four Seasons Education (Cayman) Inc.

By: /s/ Yi Zuo
Name: Yi Zuo
Title: Director and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Peiqing Tian and Yi Zuo, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement and any and all related registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities on July 16, 2025.

Signature	Title

/s/ Peiqing Tian	Chairman of the Board of Directors
Name: Peiqing Tian

/s/ Yi Zuo	Director and Chief Executive Officer
Name: Yi Zuo	(principal executive officer)

/s/ Xun Wang	Vice Precedent of Finance
Name: Xun Wang	(Principal financial and accounting officer)

/s/ Shaoqing Jiang	Director
Name: Shaoqing Jiang

/s/ Zongwei Li	Independent Director
Name: Zongwei Li

/s/ Bing Yuan	Independent Director
Name: Bing Yuan

SIGNATURE OF AUTHORIZED REPRESENTATIVE OF THE REGISTRANT

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Four Seasons Education (Cayman) Inc., has signed this Registration Statement or amendment thereto in Newark, Delaware, United States of America on July 16, 2025.

U.S. Authorized Representative
Puglisi&Associates

By: /s/ Donald J. Puglisi
Name: Donald J. Puglisi

Title: Managing Director

Puglisi&Associates